AGREEMENT TO SELL URL (Universal Resource Locator)

Agreement made this 5th day of May, 1999 by and between On-Line Asset Courtesy Inc., of Panama City, Panama (hereinafter referred to as "Seller") and Power Direct, Inc. of Delaware, USA (hereinafter referred to as the "Buyer").

Whereas the Seller desires to sell and the Buyer desires to buy the asset known as the URL (Universal Resource Locator) registered as "GREETINGCARDLOTTO.COM" as well as associated URL's registered as "E-CARDLOTTO.COM" and "CARDLOTTO.COM", the parties hereto agree and covenant as follows:

1. The total purchase price for all three (3) URL's is two million (2,000,000) warrants of Power Direct, Inc. restricted (144) common stock exerciseable for up to two (2) years from delivery at twenty five cents US currency (US$0.25) each.

2. The warrants are to be delivered at the time of passing papers ownership of the URL's to the Buyer by the Seller.

3. The property to be sold hereunder shall be conveyed by a standard form Bill of Sale, duly executed by the Seller.

4. The Seller promises and agrees to convey good, clear, and marketable title to all the property to be sold hereunder, the same to be free and clear of all liens and encumbrances.

5. Consummation of the sale, with payment by the Buyer of total purchase price and the delivery by the Seller of a Bill of Sale, will take place on or before May 15, 1999.

6. All or the terms, representations and warranties shall survive the closing. This Agreement shall bind and inure to the benefit of the Seller and Buyer and their respective heirs, executors, administrators, successors and assigns.

7. If this Agreement shall contain any term or provision which shall be invalid or against public policy or if the application of same is invalid or against public policy, then, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate on May 6, 1999.


/s/ Conrado Beckerman
-------------------------------
SELLER
Conrado Beckerman
Director, On-Line Asset Courtesy, Inc.


/s/ Jack Sha                            /s/ Michael R. Wright
-------------------------------         ---------------------------------
BUYER                                   BUYER
Jack Sha                                Michael Wright
President, Power Direct, Inc.           Chairman, Power Direct, Inc.



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